Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307


                                February 5, 2000




Mr. Charles H. Davis
Gamehappy.com, Inc.
204 South Parker
Bryan, Texas 77803


         RE:      Gamehappy.com, Inc.
                  Form SB-1


Dear Mr. Davis:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described therein. This letter shall also serve as my consent to the inclusion of my opinion on the financial statements of the Corporation as of October 31, 2000 and for the period from inception (July 11, 2000) to October 31, 2000, as a part of that registration statement and to my being named in the 'Experts' section of the registration statement as an expert in accounting and auditing.

         Please advise me if I may be of any further service in this respect.

Sincerely yours,


/s/  Charles E. Smith
---------------------
     Charles E. Smith